Exhibit 10.13

February 9, 2005



Mr. Timothy J. Hopkins
15409 NE 153rd Street
Woodinville, WA 98072

Dear Tim:

It is my pleasure to extend an offer of employment to you for the position of President of our Specialty Brands Division, reporting to the President of 1-800-Flowers.Com, Inc. (the "Company"). I believe and expect you will make a significant contribution to the Company and its ongoing success.

Please note that in view of the position you will be holding with the Company, your employment and the terms thereof are subject to the prior approval of the Compensation Committee of the Board of Directors.

Our offer is as follows:

Title:            President of Specialty Brands

Duties: You will perform faithfully and diligently the duties customarily performed by persons in the position for which you are employed and such other duties as from time to time may be prescribed by the Company's Chief Executive Officer, its President, or the Board of Directors.

                  You shall devote your full business time and efforts to the rendition of services and performance of all duties contemplated hereunder. You shall at all times be in compliance with, and ensure that the Company is in compliance with, any and all laws, rules and regulations applicable to the Company or its business.

Salary:           $13,461.00 biweekly.      ($350,000.00 annualized).

                  Once eligible, your base salary will be reviewed on an annual basis to ascertain what merit increase, if any, will be given based upon your performance and that of the Company for the prior fiscal year. As you are starting with us more than halfway through the current fiscal year (FY'05) then your first review will be following the end of fiscal year 2006, which year ends on or about June 30, 2006.

Benefits:         You  will be  eligible to participate  in all  Company benefit
                  programs  subject  to   the  terms  of  each   plan.  You  may
                  participate in Company medical, dental, life insurance, and short term and long term disability commencing on the first day of employment. You will be eligible to participate in the Company 401(k) plan after twelve (12) months of service. You will be eligible for three (3) weeks vacation accruing pursuant to the Company's policy.

Bonus: You will be eligible to participate in our Company's Sharing Success Program with an annual target bonus of 50% of your base compensation, of which 40% will be the cash component and the remaining 10% paid through restricted stock. The plan is performance based and requires satisfactory attainment of established corporate and your Division performance goals.
                  These goals will be set by the President of the Company and your bonus will be tied 75% to your Division goals and the remaining 25% tied to the Company's performance. Our plan year coincides with our fiscal year; therefore, it begins on about July 1 and ends on about June 30. Any earned bonus is generally paid out in approximately mid-September.

                  Your first year of eligibility for participation in the Company's Sharing Success Program will be for fiscal year '06. The vesting on any restricted stock will be subject to the direction of the Compensation Committee. Currently, the Sharing Success Program provides that any restricted stock paid as part of the bonus compensation shall vest on the first anniversary of the grant date with an additional one year "holding period" ("restriction") before any of such restricted stock can be sold. Of course, to be eligible for any bonus compensation you must be employed by the Company at the time the compensation is paid.

                  For the balance of this current fiscal year '05, you will be guaranteed a bonus equal to 40% of your base compensation, prorated from the first day of your employment with the Company until the end of the fiscal year.

Stock Options:    You will be  recommended  to the Compensation Committee of the
                  Board of Directors for inclusion in the  Company's  2003 Long
                  Term Incentive and Share Award Plan (the "Plan"). Subject to the Committee's approval, your initial option award will be an option to purchase 200,000 (Two hundred thousand)shares of the Company's Class A Common Stock, subject to the terms of the Plan and the Stock Option Agreement. These stock options will vest commencing with 40% on the second anniversary of the grant, then 20% for each subsequent year you remain employed by the Company up to the fifth anniversary of the grant, when they will be 100% vested. The grant date shall be your first date of employment with the Company. The exercise price of your initial award shall be the closing price of the Company's
                  Class  A  Common Stock  on the  day your employment commences.
                  Future stock options awards are at the discretion of the Compensation Committee.

Restricted
Stock: In addition, you will be eligible to receive a one-time grant of 12,500 shares of restricted stock. These shares will vest on a four (4) year cliff-vesting schedule meaning that none will vest until the 4th anniversary of your employment start date when all will vest assuming you are still employed by the Company at that time.

Relocation:       See the attached Relocation Agreement for specifics.

We are committed to maintaining a competitive position in the employment marketplace. However, it is agreed that neither this offer of employment, its acceptance, nor the maintenance of personnel policies, procedures and benefits creates a contract of employment or a guarantee of any length of employment or specific benefits. Your employment with the Company is "at-will", meaning that you retain the option, as does the Company, to end your employment at any time, for any reason or for no reason. In addition, this offer of employment is contingent upon the completion of satisfactory reference and background checks.

If, however, you are terminated during your employment for death, disability (unable to perform your duties on a full time basis for two or more consecutive months or an aggregate of four months in any six month period), resignation, or Cause, then you will be entitled to base salary through the date of termination and any other amounts earned, accrued, due and owing, but not yet paid as of the date of your death or termination of employment. In the event that you resign your position with the Company within the first 12 months of employment then you shall reimburse the Company for all expenses paid for your relocation as further set forth on the attachment hereto regarding relocation.

In the event that you are terminated without Cause (other than resignation, death, or disability), or terminated at your own initiative due to a Constructive Termination Without Cause, or terminated without Cause after the occurrence of a Change of Control, then you shall be entitled to:

        (a) an amount equal to your base salary through the date of termination,
        (b) any amounts, earned, accrued, due and owing, but not yet paid as of the date of termination ,
        (c) a severance package equal to:

               (i) your then base compensation for a period of 12 months following termination of your employment with the Company or until you find new employment, whichever event first occurs. This compensation shall be paid out on a bi-weekly basis. You agree to actively seek new employment in the event of termination from the Company; and

               (ii) the ability to exercise any options for the allowable period of time set forth in the Plan that fully vested prior to your termination of employment, except that in no event can the vested options be exercised past the life of the option grant (for example, the options granted under this letter have a life of 10 years from date of the grant and that date cannot be extended). The ability to sell any restricted shares that were vested prior to your termination of employment and provided any additional restriction period has expired.

        (d) such other benefits, if any, as are payable to, or for your benefit, as of the date of your termination in accordance with the applicable plans and programs of the Company.

For the purposes of the letter, "Cause" is defined as: (a) you fail to substantially perform the duties and responsibilities of your position as President of Specialty Brands or to comply in all material respects with the material policies or directives of the Company, which failure continues unremedied for a period of fourteen (14) days after your receipt of written notice from the Company, specifying the nature of the failure; (b) you engage in any conduct which is unethical, illegal, involves misappropriation of trade secrets, fraud, embezzlement, dishonesty, disloyalty, breach of a fiduciary duty or which otherwise brings notoriety to the Company or which has an adverse affect on the name or public image or reputation of the Company; (c) you engage in conduct that is in bad faith and/or injurious to the Company as determined in good faith by the Company; (d) you willfully fail to implement or follow a reasonable and lawful policy or directive of the Company ; (e) you (i) are declared of unsound mind by an order of court, (ii) are convicted of or plead guilty or nolo contendere to a crime, or (iii) fraudulently or intentionally commit an act which is detrimental to the Company; or (f) your breach of any material provisions of this letter or any other agreement you may have with the Company, including, without limitation, any agreement referred to herein.

For purposes of this letter, "Constructive Termination Without Cause" shall mean
a  termination  of  your  employment  at  your  own  initiative   following  the
occurrence, without your prior written consent, of any of the following events:

     (i) any action by the Company which results in a material change and diminution in your authority and duties as the President of Specialty Brands of the Company and which is not cured by the Company within 30 days following its receipt of written notice from you specifying in detail the reasons why you believe there has been a material diminution in your authority and duties as the President of Specialty Brands of the Company.

     (ii) failure by the Company to make any undisputed payments due you, provided they have not timely paid any such payments due you within 7 business days after receipt from you of a written notice specifying the payment then allegedly due and owing; or

     (iii) change in the location of the Company's headquarters to a new venue outside of the greater New York metropolitan area and which would require a complete geographical relocation on your part.

For purposes of this letter, a "Change of Control" means (i) a merger, consolidation or reorganization approved by the Company's shareholders, unless securities representing 50% or more of the total combined voting power of the voting securities of the successor corporation are thereafter owned, directly or indirectly, by the McCann Family (Jim McCann, Chris McCann, and their respective families and affiliates) or (ii) an acquisition by an unaffiliated third party of more that 50% of the votes attributable to all the voting securities of the Company's voting securities (currently Class A and Class B common stock); provided any such event results in a material change and diminution in your authority and duties as the President of Specialty Brands of the Company and which change and diminution are not cured within thirty (30) days after the Company's receipt of a written notice from you detailing the alleged change and diminution. To exercise your rights to terminate under "Constructive Termination Without Cause" or "Change of Control", you must exercise your right to terminate your employment within thirty (30) days after the event complained of occurred or you have waived your right to do so.

For purposes of this letter, "affiliates" means any person or entity who or which is, directly or indirectly, in control of, controlled by, or under common control with one of the McCann Family.

In order to be in compliance with the Immigration and Reform Control Act of 1986, we require that you provide proof of employment eligibility and identity on your first day. Please bring with you two forms of current identification, one of which must contain a photograph. As a condition of your employment, you will also be required to sign a Confidentiality and Non-Compete Agreement and Critical Days Notice on or before your first day of employment. Your execution and abidance by the terms of the Confidentiality and Non-Compete Agreement and the Critical Days Notice are a material condition of your employment.

The terms of this letter and all the rights and obligations of the parties hereto shall be governed by the laws of the State of New York. Any suit, action, or proceeding relating to this letter or your employment with the Company, including the termination of same, shall be exclusively brought, and you hereby irrevocably submit to the jurisdiction of, the Supreme Court of the State of New York, County of Nassau and the United District Court, in and for the Eastern District of New York.

You hereby represent to the Company that you have no agreements or understandings, whether in writing or oral, which would, in any way, be violated by, or prevent you from taking, employment with the Company and performing the services contemplated hereunder. You further represent that you are not a party to any Confidentiality Agreement, Non-Compete Agreement, Non-Solicitation Agreement, or similar agreement. You have been represented by legal counsel, or have been afforded the opportunity to do so, with reference to the negotiation and execution of this letter and also the Confidentiality and Non-Compete Agreement referred to above.

Tim, we are very excited about having someone with your background and experience joining our team. Please report to Human Resources on the 4th floor at 9:00am on your first day of employment with the Company. Your anticipated start date will be on or before March 15, 2005.

Please acknowledge your agreement to these terms of employment by signing below and returning the original to me along with the signed Confidentiality Agreement and Non-Compete and Critical Day's Notice. This offer, if not so accepted within this period will expire five (5) days from the date of the letter.

This letter can be executed in counterparts, including facsimile counterparts.

If you have any questions or need additional information feel free to contact me at (516) 237-6112.

Sincerely,



/s/ Christopher G. McCann
-------------------------
Christopher G. McCann





I hereby agree to the terms of this letter                Confirmed Start Date:



/s/ Timothy J. Hopkins                                    3/15/2005
----------------------                                    ---------------------
Timothy J. Hopkins
                                                   * In NY office, earlier date
                                                     if planned for visit to
                                                     Chicago is confirmed

                     ATTACHMENT TO OFFER LETTER - RELOCATION AGREEMENT

February 9, 2005

Timothy Hopkins
15409 NE 153rd Street
Woodinville, WA  98072

This is to specify the relocation provisions being offered to you as part of your offer of employment with 1-800-flowers.com as President of Specialty Brands. Please read the important notes below.

Customary Closing Costs - This provision will cover reasonable and actual customary closing costs related to the sale of your current out-of-state residence and purchase of a new home in New York. For purposes of this Agreement "closing costs" shall mean reasonable legal fees, customary title company charges, and a real estate commission on the sale of your current residence, not to exceed five percent of the purchase price. However, we will not cover any other costs including, without limitation, taxes, fees related to a mortgage or homeowner insurance premiums.

Physical Move - The Company will provide you with the services of a professional moving company. They will handle the reasonable and customary packing, ground transportation, and unpacking of your personal belongings.

Storage - The Company will assume the expense of storing your personal belongings for up to ninety (90) days.

Movement of Personal Auto(s) - The Company will make arrangements through a professional relocation company to have up to three (3) of your personal vehicles shipped via ground transportation from your home state to a location of your choice in New York.

Relocation Allowance - You shall submit relocation-related expenses for up to $1,000 in reimbursement for items such as car registration, utility hook-ups, etc. In addition, the Company will pay up to $15,000 towards any Mansion Tax that may be due as a result of a new home in New York, provided said closing occurs within one (1) year of your employment start date and you, of course, are still employed by the Company at the time of such closing.

Airline Travel - The Company will pay the cost of reasonable and actual airline travel expense to commence your employment with 1-800-flowers.com and return to Washington for your home closing. In addition, the Company will pay for up to 3 round trips for your wife and children for house hunting in New York. You agree to give the Company as much prior notice as possible so as to lessen the cost of the plane tickets.

Temporary Living Allowance - The Company will pay for reasonable temporary living quarter's expense for up to six (6) months. This payment pertains to housing only.

Travel Home - The Company will pay all reasonable travel expenses related to any approved trips to visit your immediate family in Washington for a period of six
(6) months or until your family moves to New York; whichever event first occurs.

The Company shall pay the relocation expenses directly to the provider of the services and you shall direct the service providers to forward their bills directly to the Company. Any expenses for which you receive a 1099 from the Company shall be grossed up for income tax purposes.

IMPORTANT NOTE: In the event you decide to resign your employment with the Company during the first twelve (12) months of your tenure, then you shall be obligated to reimburse the Company for all of the above expenses, on or before your last day of employment.

Relocation Company: our contact is Jodi O'Donnell of Relocation Solutions at 631-261-1137.


Accepted By:                                               Confirmed Start Date:

/s/ Timothy J. Hopkins                                       3/15/2005
----------------------                                    ----------------------
Timothy Hopkins
                                                   * In NY office, earlier date
                                                     if planned for visit to
                                                     Chicago is confirmed